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      Charlotte, NC 28282-8290


		     INDEPENDENT ACCOUNTANT'S REPORT



The Board of Directors
First Union Mortgage Corporation:



We have examined management's assertion about First Union Mortgage Corporation's (a wholly-owned subsidiary of First Union Corporation) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1995 included in the accompanying management assertion. Management is responsible for First Union Mortgage Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about First Union Mortgage Corporation's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about First Union Mortgage Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on First Union Mortgage Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that First Union Mortgage
Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1995 is fairly stated, in all material respects.



						/s/KPMG Peat Marwick LLP

March 22, 1996







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